UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 26, 2011

Date of Report (Date of earliest event reported)

RAAM Global Energy Company

(Exact name of registrant as specified in its charter)

Delaware	333-172897	20-0412973
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1537 Bull Lea Rd., Suite 200

Lexington, Kentucky 40511

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (859) 253-1300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective August 24, 2011, RAAM Global Energy Company (the “Company”) entered into Stock Purchase Agreements (“Stock Purchase Agreements”), between the Company and each of the shareholders (the “Sellers”) of Charter III, Inc. (“Charter III”), pursuant to which the Company has agreed to purchase all of the issued and outstanding equity of Charter III from the Sellers for aggregate consideration of approximately $21.0 million. The aggregate consideration was based upon a Charter III reserve report and fair market valuation report from a third party. The company also obtained a fairness opinion from another third party. The Stock Purchase Agreements contain customary representations and warranties of the parties. The Sellers consist of 39 individuals who were employees of the Company and Century Exploration New Orleans, Inc., a subsidiary of the Company, as of July 7, 2009. Among these individuals are Howard A. Settle, our President and Chief Executive Officer and a Director of the Company, Jeff T. Craycraft, our Treasurer and Chief Financial Officer, Michael J. Willis, our Chief Operating Officer and a Director of the Company, and Elizabeth A. Barr our Chief Administrative Officer.

A form of the Stock Purchase Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The description of the Stock Purchase Agreements in this report is a summary and is qualified in its entirety by the terms of the form of Stock Purchase Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1*	Form of Stock Purchase Agreement, effective August 24, 2011, between the Sellers defined therein and RAAM Global Energy Company

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2011

RAAM Global Energy Company

By:	/s/ Jeffrey Craycraft
	Name:	Jeffrey Craycraft
	Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1*	Form of Stock Purchase Agreement, effective August 24, 2011, between the Sellers defined therein and RAAM Global Energy Company

*	Filed herewith.